Exhibit 99.2

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

Brooklyn, New York

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2018

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

September 30, 2018 (unaudited) and December 31, 2017

	September 30, 2018	December 31, 2017
ASSETS
Cash and due from banks – noninterest bearing	$5,253,615	$5,096,701
Due from banks – interest-bearing overnight and money market accounts	60,829,231	85,152,433
Federal funds sold – overnight	43,000	781,000
Cash and cash equivalents	66,125,846	91,030,134

Time deposits with banks	3,800,602	3,800,066
Securities available for sale	14,699,910	16,902,282
Securities held to maturity (fair value of $23,894,731 and $26,821,316 at September 30, 2018 and December 31, 2017)	24,405,825	26,931,942
Loans held for sale	2,660,820	440,000
Loans receivable, net	703,850,614	704,656,904
Bank premises and equipment, net	5,825,394	6,396,523
Federal Home Loan Bank (“FHLB”) stock, at cost	6,563,300	7,613,100
Accrued interest receivable	2,769,814	2,740,936
Mortgage servicing rights	11,290,480	9,131,030
Other assets	2,104,472	3,288,199
	$844,097,077	$872,931,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand	$160,978,591	$147,696,322
NOW	7,804,754	4,950,724
Money market and savings	162,574,426	169,382,786
Time deposits	298,856,231	307,738,028
	630,214,002	629,767,860

Other borrowed funds	124,500,000	150,000,000
Junior subordinated debentures	7,217,000	7,217,000
Accrued interest payable	2,713,938	2,462,252
Accounts payable and other liabilities	5,290,618	4,156,351
Total liabilities	769,935,558	793,603,463

Commitments and contingencies	—	—

Stockholders’ equity
Series B preferred stock, $0.01 par value; 17,000 shares authorized; 7,000 shares issued and outstanding aggregate liquidation value of $7,000,000 at September 30, 2018 and 17,000 shares issued and outstanding, aggregate liquidation value of $17,000,000 at December 31, 2017	70	170
Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued	—	—
Common stock, $.0001 par value; 8,000,000 shares authorized; and 2,238,146 shares and 2,206,546 issued and outstanding at September 30, 2018 amd December 31, 2017	224	221
Non-controlling interest	71,500	71,500
Additional paid-in capital	46,228,377	55,235,383
Treasury stock, 2,500 shares of common stock at cost	(68,000)	(68,000)
Retained earnings	28,069,646	24,115,246
Accumulated other comprehensive loss	(140,298)	(26,867)
Total stockholders’ equity	74,161,519	79,327,653
	$844,097,077	$872,931,116

See accompanying notes to the consolidated unaudited financial statements.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

	Nine-months ended September 30
	2018	2017
Interest and dividend income
Loans, including fees	$25,706,952	$23,977,820
Securities	764,172	911,521
FHLB Stock	370,285	317,381
Due from banks and money market accounts	1,258,177	561,117
Federal funds sold	23,567	10,069
	28,123,153	25,777,908
Interest expense
Deposits	4,419,377	3,566,446
Other borrowed funds	1,903,935	2,045,964
Junior subordinated debentures	234,819	190,285
	6,558,131	5,802,695

Net interest income	21,565,022	19,975,213
Provision for loan losses	—	79,081

Net interest income after provision for loan losses	21,565,022	19,896,132

Noninterest income
Service and transaction fees	4,044,140	3,350,275
(Loss) on sale, redemption and recovery of securities, net	(2,525)	—
Grants from U.S. Treasury Department	233,387	227,282
Gain on sales of loans, net	4,041,158	5,130,871
	8,316,160	8,708,428
Noninterest expenses
Salaries and employee benefits	11,274,015	10,741,425
General and administrative	8,963,421	6,624,413
Depreciation, amortization and occupancy	3,397,273	3,210,851
	23,634,709	20,576,689
Income before income tax expense	6,246,473	8,027,871
Income tax expense	1,793,502	2,798,941
Net income	4,452,971	5,228,930
Preferred stock dividends and discount accretion	512,797	620,482
Net income available to common stockholders	$3,940,174	$4,608,448

Earnings per common share:
Basic	$1.79	$2.09
Diluted	$1.77	$2.09

Net income	$4,452,971	$5,228,930

Unrealized holding (loss) arising during the period	(177,359)	(262,398)
Reclassification adjustment for losses included in gain on sale of securities, net in the statements of operations and comprehensive income	2,525	—
Tax effect	61,402	291,597
Other comprehensive income, net of tax:
Unrealized (loss) gain on securities, net of reclassifications and taxes	$(113,432)	$29,199

Comprehensive income	$4,339,539	$5,258,129

See accompanying notes to the consolidated unaudited financial statements.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

	Preferred Stock										Accumulated
	(Series A and B)		Common Stock			Non-	Additional	Treasury Stock			Other
	Number of		Number of		Number of	Controlling	Paid-in	Number of		Retained	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Interest	Capital	Shares	Amount	Earnings	Loss	Total
Balance at December 31, 2017	17,000	$170	2,206,546	$221	143	$71,500	$55,233,853	(2,500)	$(68,000)	$24,115,246	$(26,867)	$79,326,123

Adjustment	—	—	—	—	—	—	1,530	—	—	—	—	1,530

Net Income	—	—	—	—	—	—	—	—	—	4,452,971	—	4,452,971

Other comprehensive income	—	—	—	—	—	—	—	—	—	—	(99,205)	(99,205)

Options Exercised	—	—	31,600	3	—	—	742,597	—	—	—	—	742,600

TARP redemption	(10,000)	(100)	—	—	—	—	(9,999,900)	—	—	—	—	(10,000,000)

Reclassification of stranded tax effect resulting from Tax Cut and Jobs Act	—	—	—	—	—	—	—	—	—	14,226	(14,226)	—

Preferred stock dividends	—	—	—	—	—	—	250,297	—	—	(512,797)	—	(262,500)

Balance at September 30, 2018	7,000	$70	2,238,146	$224	143	$71,500	$46,228,377	(2,500)	$(68,000)	$28,069,646	$(140,298)	$74,161,519

Balance at December 31, 2016	17,000	$170	2,206,546	$221	143	$71,500	$54,679,267	(2,500)	$(68,000)	$18,084,100	$(31,020)	$72,736,238

Net Income	—	—	—	—	—	—	—	—	—	5,228,930	—	5,228,930

Other comprehensive income	—	—	—	—	—	—	—	—	—	—	29,199	29,199

Resticted stock issued	—	—	—	—	—	—	51,658	—	—	—	—	51,658

Preferred stock dividends	—	—	—	—	—	—	359,483	—	—	(620,482)	—	(260,999)

Balance at September 30, 2017	17,000	$170	2,206,546	$221	143	$71,500	$55,090,408	(2,500)	$(68,000)	$22,692,548	$(1,821)	$77,785,026

See accompanying notes to the consolidated unaudited financial statements.

 FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2018 and 2017 (Unaudited)

	Nine-months ended September 30,
	2018	2017
Cash flows from operating activities
Net income	$4,452,971	$5,228,930
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	—	79,081
Loss on sale, redemption and recovery of securities, net	2,525	—
(Gain) on sale of loans held for sale	(1,310,934)	(1,651,263)
(Gain) on sale of loans held for investment	(1,816,969)	(3,996,321)
Change in fair value of mortgage servicing rights	(913,253)	516,713
Depreciation	729,293	821,225
Residential mortgage loans originated for sale	(52,502,680)	(63,570,112)
Proceeds from sales of residential mortgage loans held for sale	51,124,088	65,437,030
Restricted stock award-options exercised	—	51,658
Increase in accrued interest receivable	(28,878)	(105,815)
(Increase) Decrease in other assets	1,210,097	(152,164)
Increase in accrued interest payable, accounts payable and other liabilities	1,385,953	295,898
Net cash provided by operating activities	2,332,213	2,954,860

Cash flows from investing activities
Proceeds from sales of securities AFS	40,707	—
Proceeds from maturities, calls, redemption and principal payments of securities AFS	2,033,564	4,304,757
Proceeds from maturities, calls and principal payments of securities HTM	2,526,117	1,110,815
Redemption of FHLB stock	1,049,800	148,000
Increase in time deposits with banks	(536)	(3,004)
Net increase in loans receivable	(68,178,089)	(130,938,170)
Proceeds from sales of residential mortgage loans	70,023,856	103,176,642
Capital expenditures	(158,164)	(432,086)
Net cash provided by (used in) investing activities	7,337,255	(22,633,046)

Cash flows from financing activities
Dividends paid on Series B preferred stock	(262,500)	(261,000)
Preferred stock purchased and retired	742,600	—
Repayment of other borrowed funds	(25,500,000)	(6,000,000)
TARP redemption	(10,000,000)	—
Net increase in deposits	446,144	48,329,240
Net cash (used in) provided by financing activities	(34,573,756)	42,068,240
Net (decrease) increase in cash and cash equivalents	(24,904,288)	22,390,054
Cash and cash equivalents, beginning of year	91,030,134	56,227,419
Cash and cash equivalents, end of period	$66,125,846	$78,617,473

Supplemental disclosures of cash flow information
Cash paid for
Interest	$6,306,455	$5,292,482
Income taxes	1,494,251	3,311,678
Supplemental non-cash disclosures
Transfer of loans receivable to loans held for sale	$68,984,379	$100,188,113

See accompanying notes to the consolidated financial statements.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: First American International Corp. (“Company”) is a bank holding company headquartered in Sunset Park, Brooklyn, New York. Through its subsidiaries, First American International Bank (“Bank”), FAIB Capital Corp. (“REIT”) and FAIC Insurance Services, Inc., the Company provides individuals, corporations and other businesses, and institutions with commercial and retail banking services, including loans and deposits, mortgage banking, insurance and other financial services.

The Bank is a New York State chartered commercial bank. The Bank is a member of the Federal Deposit Insurance Corporation (“FDIC”) and provides full banking services to customers through its eight branches located in Brooklyn, Queens and Manhattan.

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (the “U.S. GAAP”) for interim financial information.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for full year financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature.  Operating results for the nine month period ended September 30, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018.  These unaudited consolidated financial statements should be read in conjunction with the notes thereto that are included in our consolidated financial statements for the year ended December 31, 2017.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America (with U.S. generally accepted accounting principles) management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of mortgage servicing rights and the valuation of deferred tax assets.

Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash and amounts with maturities less than 90 days including due from banks, interest and non-interest-bearing, overnight, money market accounts and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased.

Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions, including money market funds and time deposits with banks are carried at cost.

Securities: Debt securities are classified as held-to-maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income (loss), net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the income statement and (2) OTTI related to other factors, which is recognized in other comprehensive income (loss). The credit

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale: Loans intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Mortgage loans originated for sale are generally sold with servicing rights retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on real estate, commercial and industrial, and consumer loans is discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Interest income may be discontinued on loans less than 90 days past due at discretion of management. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The current factors for which the Company evaluates when determining adjustments to the historical loss factors include changes to, or the strength of the Company’s underwriting and related policies and procedures, economic trends within the tri-state area, changes within the composition of the portfolio, related to either changes in underlying loan types or the underlying past due or nonaccrual status within that loan type, changes in management and staff, trends within the underlying collateral values, regulatory factors, and evaluation of credit concentrations.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following portfolio segments have been identified: Commercial and industrial loans, commercial real estate loans, residential real estate loans, and consumer and installment loans.

Commercial and industrial loans: Commercial credit is extended to commercial customers for use in normal business operations to finance working capital needs, equipment purchases, or other projects. The majority of these borrowers are customers doing business within our geographic regions. These loans are generally underwritten individually and secured with the assets of the borrower and the personal guarantee of the business owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and the underlying collateral provided by the borrower.

Commercial real estate loans: Commercial real estate loans, including multifamily, are subject to underwriting standards and processes similar to commercial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and property type. Commercial real estate loans also include construction loans, which are primarily collateralized by the acquired land and the constructed premises. These loans require continuous attention and monitoring of the construction progress. The repayment of these loans is contingent upon the borrower’s ability to complete and sell the constructed property or generate enough rental income to service the permanent debt. As a result the risk with these loans is that they are contingent upon future events whose probability at the time of origination is uncertain. Therefore these loans receive a higher risk rating than all other loan types.

Residential real estate loans: Residential mortgage loans represent loans to consumers for the purchase or refinance of a one-to-four family residence. These loans are generally financed as fifteen to thirty year mortgages, and in most cases, are extended to borrowers to finance their primary residence. Real estate market values at the time of origination directly affect the amount of credit extended and, in the event of default, subsequent changes in these values may impact the severity of losses.

Consumer and installment loans: Consumer loans are primarily comprised of lines of credit or closed-end loans secured by second mortgages. The maximum amount of a home equity line of credit is generally limited to 80% (with acceptable credit scores) of the appraised value of the property less the balance of the first mortgage. Consumer loans also include installment loans made directly to consumers. These loans have a specific matrix which consists of several factors including debt to income, type of collateral and loan to collateral value, credit history and relationship with the borrower.

Bank Premises and Equipment: Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets, or lease term, whichever is shorter.

Federal Home Loan Bank (“FHLB”) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Mortgage Servicing Rights: When mortgage loans are sold with servicing retained, servicing rights are initially recorded at fair value with the income statement effect recorded in gain on sale of loans. Fair value is based on market prices for comparable mortgage servicing contracts when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

Under the fair value measurement method, the Company measures servicing rights at fair value at each reporting date and reports changes in fair value of servicing assets in earnings in the period in which the changes occur, and are included with service and transaction fees on the Consolidated Statements of Income and Comprehensive Income. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law resulting in a reduction in the Company’s federal income tax rate to 21% from 34% effective January 1, 2018.

Stock-Based Compensation: Compensation cost is recognized for stock options issued to employees based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Earnings Per Common Share: Basic earnings per common share is net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options.

Comprehensive Income: Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Other comprehensive income (loss) consists of the change in unrealized gain (loss) on securities available for sale, net of reclassification adjustments and tax effects.

Concentrations of Credit Risk: Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments, which include due from banks and loans receivable. As of September 30, 2018 and December 31, 2017, the Company had approximately $2,251,000 and $2,250,000, respectively, in deposit balances at certain financial institutions which were in excess of usual federally-insured limits. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to these cash investments.

There are no significant concentrations of loans to any one industry or customer. However, the majority of the Company’s loans and loan commitments have been granted to customers in the Company’s market area. Accordingly, the collectability of loans and management’s ability to increase net interest income will be impacted, to some extent, by economic conditions in the New York metropolitan area.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Recently Adopted Accounting Standards

ASU 2016-1, “No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-1, among other things: (i) requires equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income; (ii) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (iii) eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (iv) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (v) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (vi) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or the accompanying notes to the financial statements; and (vii) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale. ASU 2016-1 was adopted by the Company effective January 1, 2018 and did not have a significant impact on FAIC’s financial statements.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 implements a common revenue standard that clarifies the principles for recognizing revenue. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. This standard is effective for the Company on January 1, 2018. The company’s revenue is comprised of net interest income on financial assets and financial liabilities, and gains on sale of loans which are outside the scope of ASU 2014-09, and service and transaction fees, which is subject to ASU 2014-09 and are recorded in non-interest income. The adoption of this standard did not have a significant impact on the Company’s consolidated financial statements.

ASU 2018-02, Income Statement (Topic 220), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. Under ASU 2018-02, entities are allowed, but not required, to reclassify from Accumulated Other Comprehensive Income (AOCI) to retained earnings stranded tax effects resulting from the new federal corporate income tax rate of the Tax Cuts and Jobs Act (the Act).  The reclassification could include other stranded tax effects that related to the Act but do not directly related to the change in the federal rate.  Tax effects that are stranded in AOCI for other reasons may not be reclassified.  Entities also will have an option to adopt the standard retrospectively or in the period of adoption. ASU 2018-02 was adopted by the Company effective January 1, 2018 and $14,226 was reclassified from Accumulated Other Comprehensive Income (AOCI) to retained earnings.

New Accounting Standards:

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company currently expects that upon adoption of ASU 2016-02, right-of-use assets and lease liabilities will be recognized in the consolidated balance sheet in amounts that will be material; however, there will be no material impact on operations.

In June, 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326) (the “ASU”), which introduces new guidance for the accounting for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It also modifies the impairment model for available-for-sale (AFS) debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. The ASU will be effective for public business entities that are SEC filers in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities will have one additional year. Early application of the guidance will be permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements. The Company has taken steps to prepare for implementation when it becomes effective, such as evaluating the potential use of outside professionals for an updated model.

In March 2017, FASB issued ASU 2017-08, Premium Amortization on Purchased Callable Debt Securities (Subtopic 310-20). The update shortens the amortization period for premiums on purchased callable debt securities to the earliest call date. The amendment will apply only to callable debt securities with explicit, noncontingent call features that are callable at fixed prices and on preset dates, apply to all premiums on callable debt securities, regardless of how they were generated, and require companies to reset the effective yield using the payment terms of the debt security if the call option is not exercised on the earliest call date. The ASU does not require an accounting change for securities held at a discount. The discount continues to be amortized to maturity and does not apply when the investor has already incorporated prepayments into the calculation of its effective yield under other GAAP. The amendments in the ASU are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The Company's adoption of the ASU will not have a significant impact on the Company's consolidated financial statements.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through January 10, 2019, which is the date the financial statements were available to be issued.

NOTE 2 – SECURITIES

The amortized cost and fair value of securities available for sale, and related gross unrealized gains and losses were are follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2018
Municipal securities	$—	$—	$—	$—
U.S. Treasury securities	—	—	—	—
Mortgage backed securities – residential	1,665,613	3,628	(19,785)	1,649,456
Mortgage backed securities – commercial	1,608,688	—	(62,881)	1,545,807
Corporate note securities	9,921,309	8,755	(71,825)	9,858,239
Collateralized mortgage obligations	1,681,892	2,082	(37,566)	1,646,408
	$14,877,502	$14,465	$(192,057)	$14,699,910

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017
Municipal securities	$—	$—	$—	$—
U.S. Treasury securities	—	—	—	—
Mortgage backed securities – residential	2,259,705	6,660	(21,155)	2,245,210
Mortgage backed securities – commercial	2,544,872	—	(34,540)	2,510,332
Corporate note securities	9,936,067	16,061	(12,063)	9,940,065
Collateralized mortgage obligations	2,213,654	10,206	(17,185)	2,206,675
	$16,954,298	$32,927	$(84,943)	$16,902,282

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The amortized cost and fair value of securities held to maturity, and related gross unrealized gains and losses, were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
September 30, 2018
U.S. Government Agencies	$999,966	$—	$(1,210)	$998,756
Municipal securities	713,940	8,619	(142)	722,417
U.S. Treasury securities	999,700	—	(999)	998,701
Mortgage backed securities – residential	3,181,728	—	(126,021)	3,055,707
Mortgage backed securities – commercial	—	—	—	—
Corporate note securities	16,066,658	—	(322,172)	15,744,486
Collateralized mortgage obligations	2,443,833	—	(69,169)	2,374,664
	$24,405,825	$8,619	$(519,713)	$23,894,731

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017
U.S. Government Agencies	$999,802	$—	$(4,947)	$994,855
Municipal securities	1,295,354	30,400	(2,031)	1,323,723
U.S. Treasury securities	998,404	—	(2,115)	996,289
Mortgage backed securities – residential	3,449,491	3,529	(42,588)	3,410,432
Mortgage backed securities – commercial	2,309,543	115	(21,928)	2,287,730
Corporate note securities	17,122,042	72,026	(137,049)	17,057,019
Collateralized mortgage obligations	757,306	—	(6,038)	751,268
	$26,931,942	$106,070	$(216,696)	$26,821,316

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The amortized cost and fair value of debt securities by final contractual maturity at September 30, 2018 and December 31, 2017 were as follows:

September 30, 2018	Available For Sale
	Amortized Cost	Fair Value
Due before one year	$3,499,624	$3,484,013
Due after one year through five years	6,583,790	6,534,567
Due five years through ten years	1,223,577	1,197,027
Due over ten years	3,570,511	3,484,303
	$14,877,502	$14,699,910

	Held To Maturity
	Amortized Cost	Fair Value
Due before one year	$3,751,725	$3,742,865
Due after one year through five years	15,401,710	15,097,539
Due five years through ten years	2,505,908	2,440,336
Due five years over ten years	2,746,482	2,613,991
	$24,405,825	$23,894,731

December 31, 2017	Available For Sale
	Amortized Cost	Fair Value
Due before one year	$146,463	$146,012
Due after one year through five years	10,645,884	10,647,118
Due five years through ten years	1,270,641	1,247,008
Due over ten years	4,891,310	4,862,144
	$16,954,298	$16,902,282

	Held To Maturity
	Amortized Cost	Fair Value
Due before one year	$4,318,133	$4,308,939
Due after one year through five years	16,950,633	16,901,774
Due five years through ten years	2,473,791	2,470,974
Due over ten years	3,189,385	3,139,629
	$26,931,942	$26,821,316

Securities with a carrying amount of approximately $1,000,000 and $1,000,000 were pledged as collateral to secure borrowings as of September 30, 2018 and December 31, 2017, respectively.

During the nine-months ended September 30, 2018, proceeds from sales of securities were $40,707 with no gross realized gains and gross realized losses of $2,525.  During the nine months ended September 30, 2017, there were no sales of securities.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Securities with unrealized losses at September 30, 2018 and December 31, 2017, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

Available for sale:

	Less Than 12 Months		12 Months or Greater		Totals
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Values	Losses	Values	Losses	Values	Losses
September 30, 2018
Municipal securities	$—	$—	$—	$—	$—	$—
U.S. Treasuries	—	—	—	—	—	—
Mortgage backed securities – residential	433,973	(7,871)	819,329	(11,914)	1,253,302	(19,785)
Mortgage backed securities – commercial	221,131	(8,265)	1,324,677	(54,616)	1,545,808	(62,881)
Corporate notes	8,473,837	(71,825)	—	—	8,473,837	(71,825)
Collateralized mortgage obligations	700,113	(10,324)	811,276	(27,242)	1,511,389	(37,566)
Total	$9,829,054	$(98,285)	$2,955,282	$(93,772)	$12,784,336	$(192,057)

December 31, 2017
Municipal securities	$—	$—	$—	$—	$—	$—
U.S. Treasuries	—	—	—	—	—	—
Mortgage backed securities – residential	676,353	(3,197)	718,595	(17,958)	1,394,948	(21,155)
Mortgage backed securities – commercial	513,621	(2,348)	1,996,711	(32,192)	2,510,332	(34,540)
Corporate notes	6,870,581	(12,063)	—	—	6,870,581	(12,063)
Collateralized mortgage obligations	1,095,772	(7,603)	503,700	(9,582)	1,599,472	(17,185)
Total	$9,156,327	$(25,211)	$3,219,006	$(59,732)	$12,375,333	$(84,943)

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

As of September 30, 2018 and December 31, 2017, there were 22 and 22 available for sale securities, respectively, with unrealized losses of less than 12 months and 10 and 9 securities, respectively, with unrealized losses of greater than 12 months. At September 30, 2018 and December 31, 2017, all of the securities in an unrealized loss position had interest rate sensitivity and the cause of the temporary impairment was directly related to the change in interest rates. The Company generally views changes in fair value caused by changes in interest rates as temporary, which is consistent with its experience. None of the unrealized losses are related to credit losses. Therefore, at September 30, 2018 and December 31, 2017, the impairments were deemed temporary based on (1) the direct relationship of the decline in fair value to movements in interest rates and (2) the estimated remaining life and high credit quality of the investments.

Held to maturity:

	Less Than 12 Months		12 Months or Greater		Totals
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Values	Losses	Values	Losses	Values	Losses
September 30, 2018
U.S. Government agencies	$—	$—	$998,756	$(1,210)	$998,756	$(1,210)
Municipal securities	459,477	(142)	—	—	459,477	(142)
U.S. Treasuries	998,701	(999)	—	—	998,701	(999)
Mortgage backed securities – residential	1,160,945	(18,189)	1,894,763	(107,832)	3,055,708	(126,021)
Mortgage backed securities – commercial	726,151	(1,358)	1,037,648	(45,729)	1,763,799	(47,087)
Corporate notes	11,236,067	(174,536)	3,908,419	(147,636)	15,144,486	(322,172)
Collateralized mortgage obligations	564,387	(8,228)	186,881	(13,854)	751,268	(22,082)
Total	$15,145,728	$(203,452)	$8,026,467	$(316,261)	$23,172,195	$(519,713)

December 31, 2017
U.S. Government agencies	$—	$—	$994,855	$(4,947)	$994,855	$(4,947)
Municipal securities	—	—	577,001	(2,031)	577,001	(2,031)
U.S. Treasuries	996,289	(2,115)	—	—	996,289	(2,115)
Mortgage backed securities – residential	1,621,834	(16,708)	891,327	(25,880)	2,513,161	(42,588)
Mortgage backed securities – commercial	467,709	(877)	1,079,069	(21,051)	1,546,778	(21,928)
Corporate notes	7,013,503	(101,673)	1,000,914	(35,375)	8,014,417	(137,048)
Collateralized mortgage obligations	564,387	(26)	186,881	(6,012)	751,268	(6,038)
Total	$10,663,722	$(121,399)	$4,730,047	$(95,296)	$15,393,769	$(216,695)

As of September 30, 2018 and December 31, 2017, there were 17 and 13 held to maturity securities, respectively, with unrealized losses of less than 12 months and there were 13 and 8 securities, respectively, with unrealized losses of greater than 12 months. At September 30, 2018 and December 31, 2017, each of the securities in an unrealized loss position had interest rate sensitivity and the cause of the temporary impairment was directly related to the change in interest rates. The issuers continue to pay interest and principal as expected and required. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell these securities prior to their anticipated recovery.

Management evaluates securities for other-than-temporary impairment on a quarterly basis, and more frequently when conditions warrant such evaluation. Factors considered in determining whether an impairment is other-than-temporary includes the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and whether management intends to sell and it is not more likely than not that management would be required to sell the securities prior to their anticipated recovery.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 3 – LOANS RECEIVABLE

The summary of the balance of loans receivable as of September 30, 2018 and December 31, 2017 were as follows:

	September 30, 2018	December 31, 2017
Real estate - commercial	$225,019,028	$265,318,872
Real estate - residential	490,544,387	446,277,311
Commercial and industrial	652,956	4,872,961
Consumer and installment	243,106	322,898
	716,459,477	716,792,042
Less: Net deferred loan fees	(3,025,697)	(2,622,104)
Allowance for loan losses	(9,583,166)	(9,513,034)
Loans receivable, net	$703,850,614	$704,656,904

The following table presents the activity in the allowance for loan losses by portfolio segment for the nine months ended September 30, 2018 and 2017:

	Real Estate	Real Estate	Commercial	Consumer and
	Commercial	Residential	and Industrial	Installment	Unallocated	Total
September 30, 2018
Allowance for loan losses:
Beginning balance	$4,600,870	$4,791,511	$115,046	$5,607	$—	$9,513,034
Provision for loan losses	(669,945)	610,136	(99,401)	(527)	159,737	—
Loans charged-off	—	—	—	(1,065)	—	(1,065)
Recoveries	—	71,197	—	—	—	71,197
Total ending allowance balance	$3,930,925	$5,472,844	$15,645	$4,015	$159,737	$9,583,166
September 30, 2017
Allowance for loan losses:
Beginning balance	$4,840,517	$4,370,420	$27,651	$5,526	$—	$9,244,114
Provision for loan losses	(239,254)	306,538	(109,103)	678	120,222	79,081
Loans charged-off	—	(153)	—	(40)	—	(193)
Recoveries	—	18,660	95,000	—	—	113,660
Total ending allowance balance	$4,601,263	$4,695,465	$13,548	$6,164	$120,222	$9,436,662

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents information related to loans individually and collectively evaluated for impairment by class of loans as of and for the periods ended September 30, 2018 and December 31, 2017:

	Real Estate	Real Estate	Commercial	Consumer and
	Commercial	Residential	and Industrial	Installment	Unallocated	Total
September 30, 2018
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	3,930,924	5,472,845	15,645	4,015	159,737	9,583,166
Total ending allowance balance	$3,930,924	$5,472,845	$15,645	$4,015	$159,737	$9,583,166

Loans:
Individually evaluated for impairment	$490,590	$989,661	$—	$—	$—	$1,480,251
Collectively evaluated for impairment	224,528,438	489,554,726	652,956	243,106	—	714,979,226
Total ending loan balance	$225,019,028	$490,544,387	$652,956	$243,106	$—	$716,459,477

December 31, 2017
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$7,965	$—	$—	$—	$7,965
Collectively evaluated for impairment	4,600,870	4,783,546	115,046	5,607	—	9,505,069
Total ending allowance balance	$4,600,870	$4,791,511	$115,046	$5,607	$—	$9,513,034

Loans:
Individually evaluated for impairment	$754,368	$1,979,579	$—	$—	$—	$2,733,947
Collectively evaluated for impairment	264,564,504	444,297,732	4,872,961	322,898	—	714,058,095
Total ending loan balance	$265,318,872	$446,277,311	$4,872,961	$322,898	$—	$716,792,042

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following table presents information related to loans individually evaluated for impairment by class of loans as of and for the periods ended September 30, 2018 and December 31, 2017:

	Unpaid		Allowance
	Principal	Recorded	For Loan
	Balance	Investment	Losses
September 30, 2018
With no related allowance recorded:
Real estate - commercial	$1,093,643	$490,590	$—
Real estate - residential	1,451,906	989,661	—
Commercial and industrial	1,466,611	—	—
Consumer	74,014	—	—

With an allowance recorded:
Real estate - commercial	—	—	—
Real estate - residential	—	—	—
Commercial and industrial	—	—	—
Consumer	—	—	—
	$4,086,174	$1,480,251	$—

December 31, 2017
With no related allowance recorded:
Real estate - commercial	$1,360,542	$754,368	$—
Real estate - residential	2,103,383	1,655,487	—
Commercial and industrial	1,540,625	—	—
Consumer	—	—	—

With an allowance recorded:
Real estate - commercial	—	—	—
Real estate - residential	441,317	324,092	7,965
Commercial and industrial	—	—	—
Consumer	—	—	—
	$5,445,867	$2,733,947	$7,965

The following table presents information for loans individually evaluated for impairment as of September 30, 2018 and 2017:

	September 30, 2018	September 30, 2017
Average recorded investment:
Real estate - commercial	$618,984	$1,542,674
Real estate - residential	1,498,063	1,843,074
	$2,117,047	$3,385,748

Interest income recognized during impairment	$174,824	$13,300
Cash basis interest income recognized	$—	$—

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days with interest still on accrual by class of loans as of September 30, 2018 and December 31, 2017:

			Loans Past Due Over
	Nonaccrual		90 Days Still Accruing
	September 30, 2018	December 31, 2017	September 30, 2018	December 31, 2017
Real estate - commercial	$490,590	$754,368	$—	$—
Real estate - residential	989,661	1,979,579	—	—
Commercial and industrial	—	—	—	—
Consumer and installment	—	—	—	—
	$1,480,251	$2,733,947	$—	$—

Nonaccrual loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following tables present the aging of the recorded investment in past due loans by class of loans as of September 30, 2018 and December 31, 2017:

	30-59	60-89	Greater Than		Loans
	Days	Days	90 Days	Total	Not
	Past Due	Past Due	Past Due	Past Due	Past Due	Total
September 30, 2018
Real estate - commercial	$—	$—	$—	$—	$225,019,028	$225,019,028
Real estate - residential	153,067	—	368,243	521,310	490,023,077	490,544,387
Commercial and industrial	—	—	—	—	652,956	652,956
Consumer and installment	838	—	—	838	242,268	243,106
Total	$153,905	$—	$368,243	$522,148	$715,937,329	$716,459,477

December 31, 2017
Real estate - commercial	$148,087	$—	$—	$148,087	$265,170,785	$265,318,872
Real estate - residential	166,028	240,908	1,068,444	1,475,380	444,801,931	446,277,311
Commercial and industrial	—	—	—	—	4,872,961	4,872,961
Consumer and installment	684	—	—	684	322,214	322,898
Total	$314,799	$240,908	$1,068,444	$1,624,151	$715,167,891	$716,792,042

Troubled Debt Restructurings

The Company has a recorded investment in troubled debt restructurings (“TDR”) of $955,358 and $1,036,300, all of which are performing according to the restructured terms as of September 30, 2018 and December 31, 2017, respectively. The Company has allocated zero and $8,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of September 30, 2018 and December 31, 2017, respectively. The Company has not committed to lend any additional amounts as of September 30, 2018 and December 31, 2017, to customers with outstanding loans that are classified as troubled debt restructurings.

The Company will consider troubled debt restructures where: (a) the borrower is experiencing financial difficulties; (b) when adverse financial or legal events have decreased the likelihood that the Company will receive payment in full in accordance with the original loan terms; (c) troubled debt restructuring may be granted to borrowers who the Company determines are willing to work with the Company to repay their debts and the troubled debt restructuring increases the likelihood that the Company will maximize its recovery on the loan.

There were no new troubled debt restructurings during the nine-months ended September 30, 2018 and 2017.  As of September 30, 2018, there were 11 loans in TDR status.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy.

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.

There were no loans modified in troubled debt restructurings during the previous 12 months for which there was a payment default during the nine months ended September 30, 2018 and 2017.

Credit Quality Indicators

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loans with an outstanding balance greater than $250,000 and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The Company uses the following definitions for risk ratings:

Special mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Based on the most recent analysis performed, the risk category of loans by class of loans as of September 30, 2018 and December 31, 2017, is as follows:

	Pass	Special Mention	Substandard	Doubtful	Total
September 30, 2018
Real estate - commercial	$216,582,059	$7,527,068	$909,901	$—	$225,019,028
Real estate - residential	489,554,726	—	989,661	—	490,544,387
Commercial and industrial	652,956	—	—	—	652,956
Consumer and installment	243,106	—	—	—	243,106
Total	$707,032,847	$7,527,068	$1,899,562	$—	$716,459,477

December 31, 2017
Real estate - commercial	$256,116,496	$7,747,736	$1,454,640	$—	$265,318,872
Real estate - residential	444,036,732	260,999	1,979,580	—	446,277,311
Commercial and industrial	4,872,961	—	—	—	4,872,961
Consumer and installment	322,898	—	—	—	322,898
Total	$705,349,087	$8,008,735	$3,434,220	$—	$716,792,042

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

For loans with an outstanding balance lower than $250,000 and homogeneous loan pools, such as residential mortgages, home equity lines of credit, and installment loans, the Company uses payment status to identify the credit risk. Payment status is reviewed on a daily basis by the Company’s Credit Department and on a monthly basis with respect to determining the adequacy of the allowance for loan losses. The payment status of these loans at September 30, 2018 and December 31, 2017, is included in the aging of the recorded investment of past due loans table. In addition, the total nonperforming portion of these loans at September 30, 2018 and December 31, 2017 is presented in the recorded investment in nonaccrual loans table.

As of September 30, 2018, the Company had one residential loans with an unpaid principal balance totaling $167,000 that was in process of foreclosure. As of December 31, 2017, the Company had 3 residential loans with an unpaid principal balance totaling $1,154,000 that were in process of foreclosure. The Company had no loans classified as substandard being held for sale at September 30, 2018 and December 31, 2017.

The Company does not make loans to executive officers and directors, and companies in which they have a beneficial ownership (related parties) in the normal course of business. During 2018 or 2017, there were no material related party loans.

NOTE 4 – REVENUE FROM CONTRACTS WITH CUSTOMERS

All of the Company's revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income.

The following table presents the Company's sources of non-interest income for the nine months ended September 30, 2018 and 2017. Items outside the scope of ASC 606 are noted as such.

A description of the Company's revenue streams accounted for under ASC 606 follows:

	Nine months ended September 30,
	2018	2017
Gain on sale of loans, net (1)	$4,041,158	$5,130,871
Loan servicing fee (1)	2,454,294	1,928,399
Safe deposit rental	587,712	567,046
Insurance and investments sales commissions	429,354	398,534
Service changes on deposits	351,386	299,894
Card-related	35,239	4,304
Premises -- rental income (1)	147,764	147,764
Grants from U.S. Treasury Department	233,387	227,282
Loss on sale of investments	(2,525)	—
Other fees	38,391	4,333
	$8,316,160	$8,708,428

(1)	Not within scope of ASC 606

Service Charges on Deposit Accounts and Other Fees: The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer's account balance. The Company earns other fees from the execution of and receipt of wire transfers for customers, the rental of safe deposit boxes and fees for other services provided to customers. These fees are recognized at the time the transaction is executed or the service is provided as that is the point in time the Company fulfills the customer's request. The Company earns both an incentive based fee for new credit card accounts as well as interchange fees from credit cardholder transactions conducted through the Visa payment network.  Interchange fees from cardholder transactions represent a percentage of the underlying transaction value.  Both are recognized monthly, upon receipt from the Company’s third-party service provider.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Insurance and Investment Sales Commissions: Through it's a subsidiary, the Company offers non-deposit investment products (NDIP), provided by third parties, for individuals to purchase, if they choose to do so.  The Company earns a transaction-based fee from the sales of these NDIP products or services. The Company may also earn a monthly asset-based management fee on select investment accounts it manages for customers.  On select insurance products, the Company earns a one-time fee on the initial sale of the insurance policy and upon the policy’s renewal, a renewal based trailer fee.

NOTE 5 – OTHER BORROWED FUNDS

The Bank is a member of the FHLB of New York. As such, it is eligible to borrow funds at various terms and maturities offered by the FHLB of New York. At September 30, 2018 and December 31, 2017, the Bank had borrowings of $124,500,000 and $150,000,000, respectively, with terms and maturities as follows:

	September 30, 2018		December 31, 2017
		Weighted Average		Weighted Average
Maturity	Amount	Interest Rate	Amount	Interest Rate
2017	$—	—	$—	—
2018	55,000,000	1.64%	80,500,000	1.72%
2019	22,000,000	1.44%	22,000,000	1.44%
2020	45,500,000	2.12%	45,500,000	2.12%
2021	2,000,000	1.70%	2,000,000	1.70%
2022	—	—	—	—
Total	$124,500,000	1.78%	$150,000,000	1.80%

The amount of loans pledged as collateral was approximately $338,705,000 and $369,600,000 at September 30, 2018 and December 31, 2017, respectively.

In addition to term funds availability with FHLB-NY, FAIB has a FHLB-NY secured borrowing line of credit, which provides an additional source of liquidity.  FAIB had unused availability on that line of credit of $134.0 million at September 30, 2018 compared to $112.2 at December 31, 2017.

NOTE 6 – JUNIOR SUBORDINATED DEBENTURES

The Company formed First American International Statutory Trust I (“Trust”), a Delaware statutory trust in December 2004. The Trust issued 7,000 units of thirty-year fixed/floating rate capital securities with an aggregate liquidation amount of $7,000,000 to an independent investor, and all of its common securities, amounting to $217,000, to the Company, which is included in other assets.

The capital securities of the Trust, which were non-callable for five years until December 15, 2009, mature in 2034 and are a pooled trust preferred fund of Preferred Term Securities XVI, Ltd. The Company has the option to defer interest payments on the subordinated debentures from time to time for a period not to exceed five consecutive years.

The Company issued to the Trust a $7,217,000 thirty-year fixed/floating rate junior subordinated deferrable interest debenture having substantially similar terms. The subordinated debenture is the sole asset of the Trust. For regulatory reporting purposes, the Federal Reserve Board has indicated that the capital securities qualify as Tier I capital of the Company subject to previously specified limitations, until further notice. If regulators make a determination that the capital securities can no longer be considered in regulatory capital, the securities become callable and the Company may redeem them.

The capital securities and the subordinated debenture pay interest and dividends, respectively, on a quarterly basis, at a fixed rate per annum of 6.25% through December 15, 2009, and thereafter at a rate per annum equal to the three-month LIBOR plus 2.25% through final maturity on December 15, 2034. The rates at September 30, 2018 and 2017, were 4.59% and 3.50%, respectively. Interest expense on the junior subordinated debentures was $234,819 and $190,285 for the nine-months ended September 30, 2018 and 2017.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7 – GRANTS

During the nine months ended September 30, 2018 and 2017, respectively, the Bank received grants of $233,387 and $227,282, respectively, from the U.S. Treasury Department as an award in recognition of its lending and community development activities under the Bank Enterprise Award Program. These grants were recorded in other non-interest income during the years granted.

NOTE 8 – INCOME TAXES

The asset and liability method is used in accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

During the nine months ended September 30, 2018 and 2017, the Company recorded an income tax provision of $1.8 million and $2.8 million, respectively, reflecting an effective tax rate of 28.7% and 34.9% for the nine months ended September 30, 2018 and 2017, respectively.

Recent New York State and New York City tax law changes make it unlikely that the Company will be paying any significant New York State or New York City income taxes in the future. Therefore, the Company has established a valuation allowance against its New York State and New York City deferred tax assets as of September 30, 2018 and December 31, 2017. Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the federal deferred tax assets recorded at September 30, 2018.

The Company is generating net loss carryforwards in New York State and New York City due to the law changes. The New York State apportioned net operating loss carryforward is approximately $12,079,000 and the New York City apportioned net operating loss carryforward is approximately $11,316,000. These net operating loss carryforwards begin to expire in 2035. These loss carryforwards have a valuation allowance established against them as management believes it is more likely than not the benefit will not be realized in the future.

At September 30, 2018 and December 31, 2017, the Company had no unrecognized tax benefits. The Company does not expect the amount of unrecognized tax benefits to change significantly in the next twelve months.

The Company’s tax returns remain subject to examination for years after 2014. The Company’s policy is to recognize interest and penalties related to tax matters as a component of income tax expense.

On December 22, 2017, H.R.1, commonly known as the Tax Cuts and Jobs Act (the “Act”), was signed into law. The Act includes several provisions that will affect the Company’s federal income tax expense, including reducing the federal income tax rate to 21% from 34% effective January 1, 2018. As a result of the rate reduction, the Company was required to re-measure, through income tax expense in the period of enactment, the deferred tax assets and liabilities using the enacted rate at which these items are expected to be recovered or settled. The re-measurement of the Company’s net deferred tax asset resulted in additional 2017 deferred income tax expense of $568,592 recognized in the quarter ending December 31, 2017.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 9 – GENERAL AND ADMINISTRATIVE EXPENSES

General and administrative expenses consist of the following for the nine months ended September 30:

	Nine-Months Ended September 30,
	2018	2017
Professional fees	$4,527,584	$2,661,716
Data processing	1,547,553	1,294,890
Office expense	456,836	392,097
Directors fees and expenses	525,771	458,599
FDIC assessment expense	226,350	357,192
Marketing and advertising	568,272	390,325
Stationary and printing	207,566	182,250
Loan processing fees	156,656	(14,338)
Insurance	160,541	180,449
Non-income taxes (1)	169,200	169,200
Staff training	80,656	166,834
Other	336,436	385,199
	$8,963,421	$6,624,413

(1)

Due to changes in New York City and New York State tax law, the Company no longer pays income taxes to New York City or New York State. The Company started paying taxes based on capital to New York City and New York State in 2015 and records those taxes as general and administrative expenses.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Litigation: The Company is a party to various legal actions normally associated with financial institutions, the aggregate of which, in management’s opinion, would not have a material adverse effect on the financial position of the Company.

Financial Instruments with Off-Balance Sheet Risk: The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At September 30, 2018 and December 31, 2017, the following off-balance sheet financial instruments were outstanding whose contract amounts represent credit risk:

	September 30, 2018	December 31, 2017
Loan commitments	$97,539,659	$48,165,000
Unfunded commitments under lines of credit	2,819,636	12,155,000
Letters of credit	1,020,000	1,020,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments are structured as fixed rate and tied to Prime. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

extension of credit is based on management’s credit evaluation of the customer. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

Unfunded commitments under commercial lines of credit and revolving credit lines are commitments for possible future extensions of credit to existing customers.

Loan Sales Commitments to Federal National Mortgage Association (“FNMA” or “Fannie Mae”): Best efforts commitments to deliver loans at fixed prices to the secondary mortgage market totaled $14,341,900 and $6,969,000 at September 30, 2018 and December 31, 2017, respectively.

Leases: The Company leases branch and office space in Brooklyn, Manhattan, and Queens, New York, under non-cancelable lease agreements expiring at various dates through 2023, excluding renewal options.

At September 30, 2018, future minimum rentals under lease agreements are approximately as follows:

2018	$594,000
2019	2,493,000
2020	1,760,000
2021	900,000
2022	551,000
Thereafter	82,000
$6,380,000

Total rental expense for the nine-months ended September 30, 2018 and September 30, was approximately $1,876,000 and $1,801,811, respectively. The leases contain a clause providing that the Company pay for property taxes, maintenance, and utilities for the premises.

NOTE 11 – DEFERRED COMPENSATION

Deferred Compensation Plans: The Company has unfunded deferred compensation plans for certain officers of the Bank, as defined, and all directors of the Bank and the Company. Under the program, participants, in the case of officers, may defer receipt of all or a specified portion of regular salaries or bonuses and, in the case of directors, defer all or a specified portion of fees for service as a director and earn interest on their deferred amounts as described in the plans. No compensation amounts have been deferred by eligible participants under these plans since their inception.

Salary Deferral Plan: In April 2005, the Company implemented a qualified 401(k) salary deferral plan (“Plan”) for all eligible employees who are at least 21 years of age, who have been employees for one consecutive year and who are credited with 1,000 hours of service as an employee during the Plan year. Service prior to implementation of the Plan was included for the purpose of determining eligibility to participate. Each participant may elect to make salary deferral contributions to the Plan on a pretax basis. Employee salary deferral contributions are immediately vested.

Each year, the Company may elect to match a percentage of participant contributions. The Company may also elect each year to make additional discretionary contributions to the plan. The 401k Plan expense amounted to $156,329 for the nine months ended September 30, 2018 and none for the nine-months ended September 30, 2017 and is included in salaries and employee benefits on the accompanying consolidated statements of income.

NOTE 12 – STOCK-BASED COMPENSATION PLANS

The Company has 8,000,000 shares of authorized common stock. The Company has reserved 600,000 shares of common stock for issuance of options under the following stock-based compensation plans and 2,400,000 shares of common stock are available for general purposes.

Under the Company’s 2000 and 2005 Incentive Stock Option Plans, options to purchase 150,000 shares (for each plan) of the Company’s common stock may be granted to employees. The exercise price of each option granted under the plans may not be less than 100% of the fair market value (as defined) of the Company’s common stock on the date of the grant. However, for a grantee who

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company, the exercise price of each option granted shall not be less than 110% of the fair market value of the Company’s common stock on the date of the grant. The term of each option shall be determined by a committee of the Board of Directors but in no event may an option be exercisable more than ten years after the date of grant, except for a more than 10% stockholder, whose options may be exercised no more than five years after the date of grant.

Under the Company’s 2000 and 2005 Directors’ Stock Option Plans, options to purchase up to 150,000 shares (for each plan) of the Company’s common stock may be granted to directors who are not employees of the Company. The exercise price of each option granted under the plan may not be less than 100% of the fair market value (as defined) of the Company’s common stock on the date of the grant. The term of each option shall be determined by a committee of the Board of Directors but in no event may an option be exercisable more than ten years after the date of grant.

The right to grant awards under the 2000 Incentive and Directors’ Stock Option Plans terminated on February 22, 2010. The right to grant awards under the 2005 Incentive and Directors’ Stock Option Plans terminated on March 15, 2015.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses various assumptions including the risk-free interest, expected term, expected stock price volatility, and dividend yield rates. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior (employee and director options are tracked separately). The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

A summary of the activity in the stock option plan for the nine months ended September 30, 2018 are as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at beginning of year	57,800	$23.96
Granted	—	—
Exercised	(31,600)	23.50
Expired	(3,300)	31.50
Forfeited	—	—
Outstanding at September 30, 2018	22,900	$23.50	0.39	$555,325
Exercisable at September 30, 2018	22,900	$23.50	0.39	$555,325

There was no compensation cost recognized for stock options for the nine-months ended September 30, 2018 and 2017, respectively.

As of September 30, 2018, there were no unrecognized compensation cost related to non-vested stock options granted under the Plan.

The aggregate intrinsic value of exercised options for the nine months ended September 30, 2018 was $889,784 and was zero for the same period in 2017.

NOTE 13 – STOCKHOLDERS’ EQUITY/REGULATORY MATTERS

The Company, on a consolidated basis, and the Bank are subject to various minimum regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Federal banking agencies have adopted proposals that have substantially amended the regulatory capital rules applicable to the Company and the Bank. The amendments implement the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The amended rules establish new higher capital ratio requirements, narrow the definitions of capital, impose new operating restrictions on banking organizations with insufficient capital buffers and increase the risk weighting of certain assets. The amended rules were effective with respect to Company and the Bank in January 2015, with certain requirements that were to be phased in beginning in 2016, and refined the definition of what constitutes “capital” for purposes of calculating those ratios.

The new minimum capital level requirements applicable to the Bank include: (i) a new Common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a Total risk-based capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage capital ratio of 4% for all institutions (unchanged from prior rules). The amended rules also established a “capital conservation buffer” of 2.5% above the minimum ratios: (i) a Common equity Tier 1 risk-based capital ratio of 7.0%; (ii) a Tier 1 risk-based capital ratio of 8.5%; and (iii) a Total risk-based capital ratio of 10.5%. The new capital conservation buffer requirement began to be phased in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. The Bank will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the accompanying table) of Total and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes that the Company and the Bank met all capital adequacy requirements to which they are subject.

The Company’s and the Bank’s actual capital amounts (dollars in thousands) and ratios are also presented in the following tables:

	Actual		Minimum Capital Requirements For Capital Adequacy Purposes		Minimum to be Well Capitalized Under Prompt Corrective Action Regulations
September 30, 2018	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage ratio
Bank	$76,009	8.80%	$34,556	>4.00%	$43,195	>5.00%
Company	79,539	9.20%	34,571	>4.00%	N/A	N/A
Common equity tier 1 ratio
Bank	58,937	11.04%	24,028	>4.50%	34,708	>6.50%
Company	62,467	11.69%	24,041	>4.50%	N/A	N/A
Tier 1 capital ratio
Bank	76,009	14.23%	32,038	>6.00%	42,717	>8.00%
Company	79,539	14.89%	32,054	>6.00%	N/A	N/A
Total capital ratio
Bank	82,743	15.50%	42,717	>8.00%	53,396	>10.00%
Company	86,274	16.15%	42,739	>8.00%	N/A	N/A

December 31, 2017
Tier 1 leverage ratio
Bank	$85,489	9.88%	$34,609	>4.00%	$43,262	>5.00%
Company	86,349	9.98%	34,616	>4.00%	N/A	N/A
Common equity tier 1 ratio
Bank	68,417	12.23%	25,176	>4.50%	36,365	>6.50%
Company	69,277	12.38%	25,180	>4.50%	N/A	N/A
Tier 1 capital ratio
Bank	85,489	15.28%	33,568	>6.00%	44,757	>8.00%
Company	86,349	15.43%	33,573	>6.00%	N/A	N/A
Total capital ratio
Bank	92,514	16.54%	44,757	>8.00%	55,947	>10.00%
Company	93,373	16.69%	44,765	>8.00%	N/A	N/A

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company is also subject to various dividend restrictions as a result of its participation in the U.S. Treasury’s TARP CPP program as described more fully in Note 15.

NOTE 14 – DISCLOSURES ABOUT ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The fair values of securities available for sale are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities, but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on either recent real estate appraisals or, for loans with modification agreements in place, discounted cash flow analyses.

In valuing either impaired loans with specific allocations of the allowance for loan losses or real estate owned, appraisals may utilize a single valuation approach or a combination of approaches, including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value.

As previously disclosed in Note 1, the fair value of servicing rights is based on market prices for comparable mortgage servicing contracts, when available or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Fair Value Measurements Using
	Quoted Prices	Significant
	In Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)
September 30, 2018
Securities available for sale
Municipal securities	$—	$—	$—
U.S. Treasury securities	—	—	—
Mortgage backed securities – residential	—	1,649,456	—
Mortgage backed securities – commercial	—	1,545,867	—
Corporate note securities	—	9,858,239	—
Collateralized mortgage obligations	—	1,646,408	—
Mortgage servicing rights	—	—	11,290,480

December 31, 2017
Securities available for sale
Municipal securities	$—	$—	$—
U.S. Treasury securities	—	—	—
Mortgage backed securities – residential	—	2,245,210	—
Mortgage backed securities – commercial	—	2,510,332	—
Corporate note securities	—	9,940,065	—
Collateralized mortgage obligations	—	2,206,675	—
Mortgage servicing rights	—	—	9,131,030

Refer to Note 17 for reconciliation of mortgage servicing rights measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the periods ended September 30, 2018 and December 31, 2017.

Assets and Liabilities Measured on a Non-Recurring Basis

There were no assets and liabilities measured at fair value on a non-recurring basis for the periods ended September 30, 2018 and December 31, 2017.

Impaired loans are carried at the lower of cost or the present value of expected future cash flows of the loan. If it is determined that the repayment of the loan will be provided solely by the underlying collateral, and there are no other available and reliable sources of repayment, the loan is considered collateral dependent. Impaired loans that are considered collateral dependent are carried at the lower of cost or the fair value of the underlying collateral. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The use of independent appraisals and management’s best judgment are significant inputs in arriving at the fair value measure of the underlying collateral and impaired loans are therefore classified within level 3 of the fair value hierarchy.

For such loans that are classified as impaired, an allowance is established when the present value of the expected future cash flows of the impaired loan is lower than the carrying value of that loan. For such loans that are classified as collateral dependent impaired loans, an allowance is established when the current market value of the underlying collateral less its estimated disposal costs has not been finalized, but management determines that it is likely that the value is lower than the carrying value of that loan. Once the net collateral value has been determined, a charge-off is taken for the difference between the net collateral value and the carrying value of the loan.

There were no impaired loans held for sale at September 30, 2018 and December 31, 2017.

There was no other real estate owned as of September 30, 2018 and December 31, 2017.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by management. Once received, a member of the Bank’s Appraisal Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. Once appraisals are considered appropriate, management discounts the appraised value for estimated selling costs, such as legal, broker, and property maintenance and insurance costs. Individual properties are analyzed on a case-by-case basis with discounts of approximately 10%. In addition, management performs a tax search on the collateral property to determine if there are any unpaid taxes on the property. Any unpaid tax amounts are considered costs and are further discounted from the property value.

Carrying amount and estimated fair values of financial instruments at September 30, 2018 and December 31, 2017 were as follows (in thousands):

	Carrying		Level
	Value	Fair Value	of Input
September 30, 2018
Financial assets
Cash and cash equivalents	$66,126	$66,126	1
Time deposits with banks	3,801	3,801	1
Securities available for sale	14,700	14,700	2
Securities held to maturity	24,406	23,895	2
Loans held for sale	2,661	2,661	1
Loans receivable, net	703,851	694,481	3
FHLB stock	6,563	N/A	N/A
Mortgage servicing rights	11,290	11,290	3
Accrued interest receivable	2,769	2,769	1

Financial liabilities
Demand, NOW, money market and savings	$331,358	$331,358	1
Time deposits	298,856	300,931	3
Other borrowed funds	124,500	123,240	3
Junior subordinated debentures	7,217	7,604	3
Accrued interest payable	2,714	2,714	1

December 31, 2017
Financial assets
Cash and cash equivalents	$91,030	$91,030	1
Time deposits with banks	3,800	3,800	1
Securities available for sale	16,902	16,902	2
Securities held to maturity	26,932	26,821	2
Loans held for sale	440	440	1
Loans receivable, net	704,657	708,945	3
FHLB stock	7,613	N/A	N/A
Mortgage servicing rights	9,131	9,131	3
Accrued interest receivable	2,741	2,741	1

Financial liabilities
Demand, NOW, money market and savings	$322,030	$322,030	1
Time deposits	307,738	309,963	3
Other borrowed funds	150,000	149,327	3
Junior subordinated debentures	7,217	5,351	3
Accrued interest payable	2,462	2,462	1

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The methods and assumptions, not previously presented, used to estimate fair values are described as follows: Carrying amount is the estimated fair value for cash and cash equivalents, time deposits with banks, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Similar to securities available for sale described previously, the fair value of securities held to maturity are determined by matrix pricing, utilizing an independent pricing service for significantly similar securities and relying on the securities’ relationship to other benchmark quoted securities. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of loans, not deemed to be impaired, does not consider any discounts due to market illiquidity. It was not practicable to determine the fair value of FHLB stock due to restrictions placed on its transferability. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is not considered material.

NOTE 15 – CAPITAL PURCHASE PROGRAM

On March 13, 2009, as part of the U.S. Treasury Department Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”), the Company issued and sold 17,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, for a purchase price of $17,000,000 in cash. Cumulative dividends on the Series A preferred shares will accrue on the liquidation preference at a rate of 5% per annum for the first five years, and at a rate of 9% per annum thereafter. Subject to the approval of the Board of Governors of the Federal Reserve System, the Preferred Shares are redeemable at the option of the Company at 100% of their liquidation preference.

In August 2010, the Company exchanged the 17,000 shares of TARP CPP preferred stock (Series A preferred stock) for 17,000 newly issued TARP Community Development Capital Initiative Shares (“CDCI”), shown on the statements of financial condition as Series B preferred stock. The CDCI shares have the same liquidation preference terms as the TARP CPP preferred stock. The CDCI shares bear a dividend rate of 2% per annum for the first eight years from August 15, 2010 to August 15, 2018, and at a rate of 9% thereafter. Subject to the approval of the Board of Governors of the Federal Reserve System and U.S. Treasury Department, the preferred shares are redeemable at the option of the Company at 100% of their liquidation preference.

The fair value of CDCI shares at time of the exchange was determined to be $13,654,238 using a discounted cash flow analysis which resulted in a discount of $3,345,762. Accretion of the discount associated with the CDCI preferred stock is recognized as an increase to preferred stock dividends in determining net income available to common shareholders.

The Securities Purchase Agreement, pursuant to which the Preferred Shares were sold, contains limitations on the payment of dividends on the Common Stock which effectively prohibits the payment of cash dividends while the securities are outstanding and on the Company’s ability to repurchase its Common Stock, equity securities, or trust preferred securities. The Company is also subject to certain executive compensation limitations included in the Emergency Economic Stabilization Act of 2008, which places limits on both golden parachute payments and incentive compensation or bonus payments based upon unnecessary or excessive risks. There is also a provision requiring the recovery of bonuses or incentive compensation paid based on reported earnings, gains, or other criteria that are later found to be materially inaccurate.

From May 2011 through July 2014, the Company had to obtain regulatory approval prior to payment of any dividends. The Company declared and paid $262,500 and $261,000 in dividends on TARP preferred stock during the nine months ended September 30, 2018 and 2017, respectively.

The Company repaid all $17.0 million from the TARP program as of October 15, 2018.  Prior to September 30, 2018 $10.0 million was repaid, with $7.0 million paid on October 5, 2018.  The discount accretion on TARP preferred stock was $250,297 and $359,483 for the nine months ended September 30, 2018 and 2017, respectively.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 16 – MORTGAGE SERVICING RIGHTS

Activity for loan servicing rights follows:

	Nine Months Ended September 30,
	2018	2017
Beginning of year	$9,131,030	$7,008,026
New additions	1,246,197	1,491,441
Change in fair value	913,253	(516,713)
End of period	$11,290,480	$7,982,754

The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds, default rates, losses and interest rates, among other factors.  The change in fair value is included in gains on sales of loans, net. During the nine months ended September 30, 2018 and 2017, the Bank sold residential loans to an unrelated bank in addition to selling residential loans to FNMA. The fair value for each portfolio was determined based on the following factors:

September 31, 2018:
Portfolio	Discount Rate	Prepayment Speed Range	Weighted average default rate
FNMA - Fixed	10.00%	6.35 CPR to 8.46 CPR	0.12%
FNMA MBS-Fixed	10.00%	9.93 CPR	0.00%
FNMA MBS-Adjustable	12.00%	15.01 CPR to 13.81 CPR	0.00%
Other institution	15.00%	12.70 CPR to 14.75 CPR	0.00%

December 31, 2017:
Portfolio	Discount Rate	Prepayment Speed Range	Weighted average default rate
FNMA - Fixed	10.00%	5.62 CPR to 10.34 CPR	0.12%
FNMA MBS-Fixed	10.00%	12.34 CPR to 11.71 CPR	0.00%
FNMA MBS-Adjustable	12.00%	18.94 CPR to 17.94 CPR	0.00%
Other institution	15.00%	13.36 CPR to 14.07 CPR	0.00%

The unpaid principal balance of loans serviced for others, which are not included in the accompanying consolidated statements of financial condition, were approximately $1,054,140,000 and $1,021,393,000 at September 30, 2018 and December 31, 2017. The custodial escrow balances for loans serviced for others were $4,719,076 and $3,937,274 at September 30, 2018 and December 31, 2017 and are included in deposits.

Servicing fee income recorded for fees earned for servicing loans, net of direct expenses, is reported on the consolidated statements of income and comprehensive income with service and transaction fees. The fees are based on a contractual percentage of the outstanding principal, and are recorded as income when earned. Net servicing fees totaled $2,206,375 and $1,821,320 for the nine-months ended September 30, 2018 and 2017. Net servicing fees are reported within the service and transaction fees line item on the consolidated statements of income and comprehensive income. Late fees and ancillary fees related to loan servicing are not material.

FIRST AMERICAN INTERNATIONAL CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 17 – EARNINGS PER SHARE

The factors used in the earnings per share computation follow, for the nine months ended September 30:

	September 30, 2018	September 30, 2017
Basic
Net income	$4,452,971	$5,228,930
Less TARP Preferred Stock Dividend	(262,500)	(260,999)
Less TARP Discount Accretion	(250,297)	(359,483)
Less FAIB Capital Corp Preferred Stock Dividend	—	—
Net income available to common shareholders	$3,940,174	$4,608,448

Weighted average common shares outstanding	2,205,538	2,204,046
Basic earnings per common share	$1.79	$2.09

Diluted
Net income	$4,452,971	$5,228,930
Less TARP Preferred Stock Dividend	(262,500)	(260,999)
Less TARP Discount Accretion	(250,297)	(359,483)
Less Dividend on noncontrolling interest	—	—
Net income available to common shareholders	$3,940,174	$4,608,448

Weighted average common shares outstanding for basic earnings per common share	2,205,538	2,204,046
Add: Dilutive effects of assumed exercises of stock options	15,312	1,362
Average shares and dilutive potential common shares	2,220,850	2,205,408
Diluted earnings per common share	$1.77	$2.09

As of September 30, 2018 there were no stock options that were anti-dilutive. As of September 30, 2017 there were 68,000 stock options that were anti-dilutive.

NOTE 18 – SUBSEQUENT EVENTS

The Company repaid all $17.0 million from the TARP program as of October 15, 2018, with $10.0 million paid before September 30, 2018 and $7.0 million paid on October 5, 2018.

RBB Bancorp’s acquisition of FAIC was completed on October 15, 2018.  RBB issued 3,011,862 common shares to FAIC shareholders with total cash consideration of $41,835,000. The Company incurred $3,414,889 in merger-related expenses, which were recorded as general and administrative expenses for the nine months ended September 30, 2018.